EXHIBIT 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333-167144, 333-187384, 333-194483 and No. 333-199535) and related Prospectuses and on Form S-8 (No. 333-173155, No. 333-118897, No. 333-113420, No. 333-141306 and No. 333-139717) pertaining to the Employees’ Stock Option Plan of Pointer Telocation Ltd., of our report dated February 16, 2016, with respect to the financial statements of POINTER DO BRASIL COMERCIAL LTDA., for the years ended December 31st, 2015, 2014 and 2013 referenced in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31st, 2015, filed with the Securities and Exchange Commission.

/s/ Baker Tilly Brasil Certified Public Accountants

São Paulo, Brazil, March 29, 2016.